Exhibit 23.3

CONSENT OF SRK CONSULTING (US), Inc.

The undersigned, SRK Consulting (US) Inc, (“SRK”) hereby states as follows:

Our firm prepared independent technical reports, completed in 2009 and 2012 (the “Technical Reports”), concerning the Mt. Hamilton project currently owned by Mt. Hamilton LLC of Wheat Ridge, Colorado (“MH-LLC”) a controlled subsidiary of Solitario Exploration & Royalty Corp. (“Solitario”). Portions of the Technical Reports are contained, summarized or referenced in the Annual Report on Form 10-K of Solitario for the year ended December 31, 2012 (the “Form 10-K”), filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference of the Technical Reports and other analyses performed by us in our capacity as an independent consultant to Solitario, which are set forth in the Form 10-K, in this Registration Statement on Form S-8 or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

SRK Consulting (US), Inc.

/s/ J.B. Pennington

Name: J. B. Pennington

Title: Practice Leader

Date: July 31, 2013